Tidal Trust IV 485BPOS

Exhibit 99(g)(ii)(i)

FIRST AMENDMENT TO THE

CUSTODY AGREEMENT

THIS FIRST AMENDMENT effective as of the last date on the signature block (the “Effective Date”), to the Custody Agreement dated as of June 8, 2026 (the “Agreement”), is entered into by and between TIDAL TRUST IV, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Exhibit A to:

Add the following fund:

●	Defiance AI Hyperscale Leaders ETF

WHEREAS, Section 15.03 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

TIDAL TRUST IV		U.S. BANK NATIONAL ASSOCIATION

By:	/s/Eric Falkeis	By:	/s/Elizabeth Scalf

Name:	Eric Falkeis	Name:	Elizabeth Scalf

Title:	Principal Executive Officer	Title:	Senior Vice President

Date:	7/1/2026	Date:	7/1/2026

EXHIBIT A

to the Custody Agreement

Separate Series of Tidal Trust IV

Name of ETF Series

VegaShares Creatorverse ETF

VegaShares SpaceX & Beyond Earth ETF

VegaShares Synthetic Mind ETF

Defiance AI Hyperscale Leaders ETF

Name of Mutual Fund Series

2